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                                                                     EX99.9(A)7
                         IMMEDIATE ATTENTION REQUIRED

                                                                August 31, 1999

TO: PARTICIPANTS IN THE FIRST COMMONWEALTH CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP")

FROM: FIRST COMMONWEALTH TRUST COMPANY, TRUSTEE

RE: DIRECTION CONCERNING TENDER OF SHARES CREDITED TO YOUR ESOP ACCOUNT

Dear ESOP Participant:

Enclosed are materials that require your attention. First Commonwealth Financial Corporation has announced an offer to purchase shares of its Common Stock, par value $1.00 per share, at prices in cash which would be reinvested into the Company's common stock, in accordance with the terms of the ESOP and its Trust Agreement, without interest thereon, not less than $23.00 nor in excess of $26.00 per Share specified by the tendering Shareholder.

Included with this letter is a handout that provides answers to common questions that ESOP participants may have concerning the Tender Offer.

If you do not want to tender your shares, you do not need to complete or return this form.

If you should have any questions concerning this matter, please call the Information Agent or Trustee at:

                     Keefe, Bruyette & Woods, Inc.
                     211 Bradenton Avenue
                     Dublin, OH 43017-3541
                     Toll Free: (877) 298-6520

                     First Commonwealth Trust Company
                     614 Philadelphia Street
                     Indiana, PA 15701
                     (800) 459-3282

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                   FIRST COMMONWEALTH FINANCIAL CORPORATION
                         EMPLOYEE STOCK OWNERSHIP PLAN

                                DIRECTION FORM

              BEFORE COMPLETING THIS FORM, PLEASE READ CAREFULLY
                      THE ACCOMPANYING OFFER TO PURCHASE
                     AND THE RELATED LETTER OF TRANSMITTAL
                       AND ALL OTHER ENCLOSED MATERIALS

  I hereby direct First Commonwealth Trust Company, as Trustee of the First Commonwealth Financial Corporation Employee Stock Ownership Plan (the "ESOP"), to tender to First Commonwealth Financial Corporation (the "Company"), in accordance with the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, dated August 31, 1999, a copy of which I have received and read, the indicated number of shares of the Company's Common Stock, par value $1.00 per share (the "Shares" or the "Common Stock"), credited to my ESOP account, as provided below. (CHECK ONLY ONE BOX):

[_] 1. By checking this one box INSTEAD OF ONE OF THE PRICE BOXES BELOW, I direct you to tender all Shares credited to my ESOP account, and I will accept the Purchase Price resulting from the Dutch auction tender process provided such Purchase Price is not less than the price of the Common Stock prevailing on the New York Stock Exchange (i.e., the mean between the highest and lowest quoted selling prices of the Shares) on the expiration date of the tender offer. This action could result in receiving a price per Share as low as $23.00 or as high as $26.00.

                                      OR

[_] 2. Please TENDER Shares credited to my ESOP account as indicated below for each of the prices provided. If any price set forth below is less than the prevailing price of the New York Stock Exchange (as described in 1 above), the number of Shares indicated will not be tendered. (The total of the Shares may NOT exceed the number of Shares credited to your account). A blank space before a given price will be taken to mean that no Shares are to be tendered at that price. FILL IN THE TABLE BELOW ONLY IF YOU HAVE CHECKED BOX NUMBER 2.

   ---------------------------------------------------------------

                                      PRICE

   ---------------------------------------------------------------
       Number of Shares to be          [_]   $23.00
       Tendered (The total of all      [_]   $23.50
       Shares must be less than or     [_]   $24.00
       equal to the number of Shares   [_]   $24.50
       credited to your account)       [_]   $25.00
                                       [_]   $25.50
                                       [_]   $26.00
                                       ___   Total shares tendered
   ---------------------------------------------------------------

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                                 INSTRUCTIONS

  Carefully complete Page 2 of this Direction Form if you want to tender Shares. Then insert today's date and sign and print your name in the spaces provided immediately below. Enclose the Direction Form in the included postage prepaid envelope and mail it promptly. YOUR DIRECTION FORM MUST BE RECEIVED BY FIRST COMMONWEALTH TRUST COMPANY NOT LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 29, 1999, UNLESS EXTENDED.

  Direction Forms that are not fully and properly completed, dated, and signed, or that are received after the deadline, will be ignored, and the Shares credited to your account will not be tendered unless otherwise required by law. Note that the Trustee must also ignore any direction that it determines cannot be implemented without violation of the law.

Date: _______________, 1999____________________________________________________
                            Your Signature (Please sign your name as it
                         appears below)

                           ____________________________________________________
                            (Please print your name)

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                   FIRST COMMONWEALTH FINANCIAL CORPORATION
                  EMPLOYEE STOCK OWNERSHIP PLAN (the "ESOP")

1. What happens to my account in the ESOP if I do not tender my shares?

   If you do not want to tender your shares, you do not need to return this form.

   If your shares are not tendered, they will remain in your ESOP account. You will continue to receive a benefit statement that will give you information on how many shares have been allocated to your account and the value of your account.

2. What happens to my account if I do tender my shares?

   If you elect to tender your shares, First Commonwealth Trust Company (the "Trustee") will invest that amount back into the Company's common stock in accordance with the terms of the Trust Agreement under the ESOP on or before December 31, 1999. It is quite possible that the number of the Company's shares in your account will increase or decrease as a result of these transactions, depending on the price of the Company's shares when the Trustee repurchases them.

3. Will there be a tax consequence to me if I tender my shares?

   YOU SHOULD BE AWARE THAT IF YOU DECIDE TO TENDER SHARES HELD IN YOUR ESOP ACCOUNT, YOU MAY SUFFER ADVERSE TAX CONSEQUENCES.

   The tender, sale, and repurchase of the Company's stock will all occur inside the ESOP so that there will be no amount includable in your gross income for federal income tax purposes this year as a result of these transactions. However, if the ESOP's basis in the shares in your account increases as a result of the transactions (i.e., if the price the Trustee pays for the shares when they are repurchased is greater than the price the Trustee paid for the shares when they were first bought by the ESOP), your net unrealized appreciation in the shares (i.e., the excess of the value of the shares upon their distribution to you over the ESOP's basis in the shares) will be less than it would have been if you had not tendered your shares.

   The tax results of this are shown in the following example: Suppose your shares currently have a basis of $20 per share, the trustee is paid $50 per share when you tender them, and the Trustee repurchases them for $45 per share later this year. Then the ESOP's basis in the shares will have increased from $20 to $45. Suppose the shares have a value of $60 per share when they are distributed to you (after your separation from service or some other event entitling you to the distribution of the shares), and you do not roll them over to an individual retirement account or another tax-favored retirement vehicle. Then you will have to include $45 per share in your gross income and pay tax on that amount at ordinary income rates. If you had not tendered your shares, you would have included only $20 per share in your income. The remainder of the value of the shares is net unrealized appreciation, not taxable until you dispose of the shares.

   You will also have decreased the portion of the value of the shares subject to capital gain rates. Suppose in the same example you then sell the shares for $60 per share. Of the total $60 on which tax must be paid, you have already paid tax on $45 at ordinary income rates, leaving only $15 to be taxed at capital gain rates. If you had not tendered your shares, you would have paid tax at ordinary income rates on only $20 and paid tax at capital gain rates on $40.

4. When can I receive my ESOP account balance?

   You will not directly receive any portion of the tender proceeds. As stated in Question 2 above, any such proceeds will be invested by the Trustee back into the Company's common stock in accordance with the terms of the ESOP. Upon your termination of service, retirement, or death, your account balance will be

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   payable to you or your beneficiaries under the terms of the ESOP. The amount you receive will be based on the value of your account, which may consist of the Company's stock and/or invested tender proceeds.

   You will not owe any taxes on your ESOP account until your account is paid to you. When you receive a payout from the ESOP, you also will receive a statement to be used for tax purposes and an explanation of the taxation rules on your payout.

5. What is the value of the shares held in my ESOP account?

   Under the ESOP, the value of the Company's common stock is determined by the Trustee. The stock is traded on the New York Stock Exchange and, absent unusual circumstances, the Trustee will look to the market for this valuation. The stock value can go up or down. As stated in Question 2 above, should you tender your shares, the cash proceeds will be invested in your account in accordance with the terms of the ESOP.

6. If I have any further questions about the ESOP, whom should I call?

   You should contact your local human resources representative with questions regarding the ESOP.

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